NOTE

$104,759,324                            February   17,  1997


      FOR VALUE RECEIVED, the undersigned, AMFAC/JMB HAWAII, INC. (herein called "Borrower"), a Hawaii corporation, hereby promises to pay to NORTHBROOK CORPORATION (the "Payee") the principal sum of ONE HUNDRED FOUR MILLION SEVEN HUNDRED FIFTY-NINE THOUSAND THREE HUNDRED TWENTY-FOUR DOLLARS ($104,759,324) on February 17, 2007 (the "Maturity Date"), with interest (computed on the basis of a 365- (or, if applicable, 366-) day year) on the unpaid balance thereof at a per annum rate equal to the "Base Rate" as announced from time to time by Bank of Hawaii plus 2% per annum (changing as and when such "Base Rate" changes) from the date hereof, payable on the 15th day of May, August, November and February in each year, commencing May 15, 1997; provided, that the Payee may, at its option, defer all or any portion of the interest payable on any such date (in which case such deferred amounts shall be added to the principal of the loan), but in no event shall such payment be deferred beyond the Maturity Date.

      Payments of principal and premium, if any, and of interest on this Note are to be made in lawful money of the United States of America at the principal office of the Payee in Chicago, Illinois.

      If any of the following events ("Events of Default") occurs and is continuing

           (a)   Borrower fails to pay any principal  hereon
when  the   same  shall become due and  payable,  or  fails,
within  five  day after    the same becomes due payable,  to
pay any undeferred interest   hereon;

          (b) Borrower fails to make any payment in respect of any of Borrower's indebtedness for borrowed money
having  an  aggregate       principal amount  of  more  than
$1,000,000 when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise, but subject to any applicable grace period) or fails to perform or observe any other condition or covenant, or any other event shall occur or condition shall exist, under any agreement or instrument relating to any such indebtedness for borrowed money, if the effect of such failure, event or condition is to cause, or to permit holders of such indebtedness to cause, such indebtedness to become due prior to its expressed maturity;

          (c) Borrower becomes insolvent or generally fails to pay, or admits in writing its inability to pay its debts as they become due; Borrower applies for a trustee, receiver or other custodian for it or a substantial part of its property; a trustee, receiver or other custodian is appointed for Borrower or for a substantial part of its property; or any bankruptcy, reorganization, debt arrangement, or other case or proceeding under any bankruptcy or insolvency law, or any dissolution or liquidation proceeding, is commenced in respect of Borrower; or

           (d) a final judgment or order for the payment of money in excess of $50,000 shall be rendered against Borrower or any of its subsidiaries and such judgment or order shall continue unsatisfied and unstayed for a period of 30 days, then, in the case of any Event of Default under clause (c) above, all indebtedness evidenced by this Note and all interest hereon shall automatically be and become immediately due and payable, and in the case of any other Event of Default, the holder hereof may, by notice to Borrower, declare all indebtedness evidenced by this Note and all interest hereon to be forthwith due and payable, whereupon all indebtedness evidenced by this Note and all such interest will become and be forthwith due and payable, all without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by Borrower.

      Borrower acknowledges that its obligations hereunder constitute "Senior Indebtedness" for purposes of the Indenture, dated as of March 14, 1989, among Borrower, certain of Borrower's affiliates, and Continental Bank, National Association, as trustee, as the same may be amended, supplemented or otherwise modified from time to time.

      Notwithstanding anything to the contrary contained in this Note, no director, officer or employee of the Borrower shall have any personal liability of any kind or nature directly or indirectly in connection with this Note.

      This Note shall be governed by and construed in accordance with the laws of the State of Illinois applicable to contracts made and to be wholly performed in said State, including, but not limited to, the legality of interest rate.

                              AMFAC/JMB HAWAII, INC.


                              By___________________________
                               Title:   Vice President